Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-144592 on Form S-8 of Burger King Holdings, Inc. of our report dated June 27, 2008, with respect to the statements of net assets available for benefits of the Burger King Savings Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for each of the two years then ended, and the related supplemental schedule as of December 31, 2007, which report appears in the annual report on Form 11-K of the Burger King Savings Plan.

/s/	Cherry, Bekaert & Holland, L.L.P. West Palm Beach, Florida June 27, 2008